SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April 23, 2018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Vanguard Corporation:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company” or “AVD”) will be held on Wednesday,  June 6, 2018 at 11:00 am Pacific. The Annual Meeting will be a virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/AVD2018. You will not be able to attend the Annual Meeting in person.

Matters to be voted on at the meeting are:

1.	Elect eight (8) directors until their successors are elected and qualified;
2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2018;
3.	Hold an advisory vote on executive compensation; and

4.      Amend the Company’s Employee Stock Purchase Plan to extend its term for a period of ten (10) years.

This year, we are providing access to proxy materials over the Internet under the SEC’s “notice and access” rules. This method of delivery will serve to reduce the cost of distribution and reduce the impact on the environment that would otherwise arise from printing hard copies of proxy materials. Our board of directors has fixed April 13, 2018, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  Proxy materials were sent commencing on approximately April 23, 2018, to all stockholders of record as of the record date.

Whether or not you plan to attend the Annual Meeting via live webcast, please vote your shares in one of the following ways, either: (i) by Internet or telephone before the meeting, (ii) by Internet during the meeting, or (iii) if you request to receive printed proxy materials, by following the instructions on the card, including by marking, dating and signing the proxy card and returning it. Please review the instructions on each voting option as described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card that you may elect to receive by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, are available to view and download at www.proxyvote.com.

We are grateful for your continuing interest in American Vanguard Corporation.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel & Secretary

Newport Beach, California

April 23, 2018

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 6, 2018

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June 6, 2018, via live webcast at www.virtualshareholdermeeting.com/AVD2018. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 23, 2018.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Friday, April 13, 2018, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 32,310,965 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued, of which, 29,306,154 were entitled to vote. Of the total number of issued shares, 2,450,634 were held as treasury shares and 554,177 were held as restricted shares. Each share of Common Stock, excluding treasury and restricted shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, are available to view and download at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to, and participate in, the Annual Meeting by logging onto www.virtualshareholdermeeting.com/AVD2018 at 11:00 a.m. Pacific on Wednesday, June 6, 2018. Stockholders may vote and submit written questions while connected to the Annual Meeting on the Internet, but will otherwise be in a listen-only mode.

How do I participate in the Annual Meeting on line?

You will need to use the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed version of proxy materials) in order to vote your shares or submit written questions during the meeting.  Instructions on how to connect and participate via the Internet (including how to demonstrate your ownership of stock) are posted at www.virtualshareholdermeeting.com/AVD2018.

If you do not have your 16-digit control number, you will be able to listen to the meeting only – you will not be able to vote or submit questions during the meeting.

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on

1.	the election of eight (8) directors,
2.	the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2018,
3.	an advisory vote on executive compensation, as disclosed in the Proxy, and
4.	an amendment to the Company’s Employee Stock Purchase Plan to extend its term for a period of ten (10) years.

When you submit your proxy (by telephone, Internet or hard copy), you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Messrs. Wintemute and Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in advance of the Annual Meeting by using either the Internet, telephone or as per instructions in the Proxy Card (if you have requested and received printed proxy materials).  Also, you may vote during the meeting via the Internet, as described above. Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting your shares.

You may submit your proxy on the Internet or by phone. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet at www.proxyvote.com or by phone (as per instructions on the proxy card), 24 hours per day, seven days per week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you requested printed proxy materials).  Votes submitted via the Internet or phone must be received by 11:59 p.m., Eastern Time, on Tuesday, June 5, 2018. Subject to rules relating to broker non-votes, your Internet or telephonic vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

You may submit your proxy by mail. If you requested and received printed proxy materials, then you may vote by any means indicated in the proxy card, including Internet or by signing and dating the proxy card or voting instruction form received with this proxy statement and mailing it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting via live webcast are posted at www.virtualshareholdermeeting.com/AVD2018.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice or voting instructions from the broker or other nominee holding your shares.  You should follow the instructions in the Notice or voting instructions provided by your broker or nominee on how to vote your shares.  The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.  Shares held beneficially may not be voted during the Annual Meeting.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone or mail) in which you originally voted, by:

•	Submitting a proxy by Internet not later than 11:59 p.m., Eastern time, on Tuesday, June 5, 2018 (which may not be available to some beneficial holders); your latest Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or
•	Participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner of your shares, then you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder casts a vote electronically during the Annual Meeting or has properly submitted and not revoked a proxy prior to such meeting. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Broker non-votes with respect to ratification of BDO as independent registered public accounting firm and abstentions, however, shall count toward establishing a quorum for the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  In other words, those nominees for whom the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” will be elected. There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the three other proposals (the appointment of BDO as independent registered public accounting firm, the advisory vote on executive compensation, and the amendment of the Employee Stock Purchase Plan) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because three of the four proposals require a majority vote for passage, it is possible that a measure could fail to pass, if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic communications with, stockholders or their personal representatives by either officers or employees.  In addition, a proxy solicitation agent, namely Advantage Proxy, has been retained by the Company for this purpose. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Nominating and Corporate Governance Committee has established guidelines setting forth certain advance notice procedures relating to the nomination of directors (the “Nomination Procedure”), and no person nominated by a stockholder will be eligible for election as a director, unless nominated in accordance with the provisions of that procedure. Under the terms of the Nomination Procedure, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to, or mailed and received at, the principal executive offices of the Company by no later than March 7, 2018. Notwithstanding the provisions of the Nomination Procedure, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Procedure. The Company did not receive any director nominations to be considered for inclusion in the Proxy to be voted on at the Annual Meeting under the Nomination Procedure.

Stockholder Proposals for the Annual Meeting. The Nominating and Corporate Governance Committee has also adopted certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Procedure”) , whether or not to be included in the Company’s proxy materials. Under the terms of the Stockholder Proposal Procedure, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal to the principal executive offices of the Company by no later than January 15, 2018. The Company did not receive any stockholder proposals for the Annual Meeting, pursuant to the Stockholder Proposal Procedure. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Procedure, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The Company has no knowledge or notice that any business, other than as set forth in the Notice of Annual Meeting, will be brought before the Annual Meeting. For information related to the application of the Nomination Procedure and the Stockholder Proposal Procedure for the 2019 Annual Meeting, see the discussion in this Proxy Statement under the caption “Proposals for Submission at Next Annual Meeting” and “Stockholder Nomination of Directors.”

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from April 17, 2018 through June 5, 2018, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings.” References to our website in this Proxy are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS & EXPERIENCE

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve and are currently directors. All of the eight nominees were elected by the stockholders at the 2017 Annual Meeting of Stockholders.

Scott D. Baskin, age 64, was elected as a director with the Company in January 2014.  Mr. Baskin has extensive experience as a litigator arising from his 35 year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a J.D. from Yale Law School and a B.A. in Political Science and History from Stanford University.  Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to technology innovation.

Lawrence S. Clark, age 59, was elected as a director with the Company in 2006. Mr. Clark served from 2004 to 2012 as the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that, during Mr. Clark’s tenure, developed, co-produced and co-financed major motion pictures in partnership with NBC Universal. From 2003 to 2004 he provided financial and corporate development consulting services to media and entertainment companies. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. With over 25 years of financial, investing and operating experience, Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards, age 64, was elected as a director with the Company in 2011. Dr. Edwards is an independent consultant, specializing in global regulatory strategy for pesticides and biocides. She has over 30 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as a volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Dr. Edwards holds a Ph.D. and a Master’s Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards assists the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of acquisitions.

Morton D. Erlich, age 73, was elected as a director with the Company in October 2013. Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, he served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the board of directors of Skechers USA, Inc. a prominent global footwear company, where he has served as lead independent director and chairman of both the audit committee and the nominating and governance committee, and as a member of the compensation committee.  Mr. Erlich brings the experience and expertise of a seasoned auditor and provides counsel in connection with oversight of external auditors, guidance on compiling financial statements, and management of internal controls.

Alfred F. Ingulli, age 76, was elected as a director with the Company in 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business. In addition, from 2002 to 2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets and served as a member of the compensation and audit committees of that board. Further, from 1996 to 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 to 2004. From 1990 to 2004, Mr. Ingulli also served as a board member and, from 1998 to 2000, as Chairman, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board in-depth knowledge of our industry and income statement optimization.

John L. Killmer, age 68, was elected as a director with the Company in 2008. Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Since December 2014, Mr. Killmer has served as a member of the board of directors of APSE, Inc., a privately-held corporation involved in the development of RNAi technology.  Mr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, Mr. Killmer began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December, 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute, age 62, was elected as a director with the Company in June 1994. Mr. Wintemute served as President and Chief Executive Officer (“CEO”) from July 1994 until June 2011, and Chairman and CEO since June 2011. With 23 years’ experience on this Board, 38 years’ experience at the Company (23 years as CEO) and membership in leading crop protection trade groups (current member of the board of directors and past chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. Since 2013, Mr. Wintemute has served as a member of the board of directors of Tyratech, Inc., a publicly traded company on the London Stock Exchange (in which the Company is a minority investor) making personal care and animal health products from natural oils. His interaction with the heads of the Company’s peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. This is an invaluable resource to the Board, particularly when evaluating future business plans, including acquisitions, and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 68, was elected as a director with the Company in June 2010. Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 to 2004 he served as Chief Operating Officer and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 to 2006 as Head of Region of Americas, President and CEO of Bayer CropScience LP USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 to 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a world-class sense of perspective and strategic direction.

BOARD DIVERSITY AND LEADERSHIP

General Qualifications. In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public Company. In addition, we believe that a fully functioning board should include members having functionally diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public Company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, regulatory expertise, manufacturing experience and mergers and acquisitions experience.

Diversity. However, we do appreciate that each individual is unique, and that it is important to recognize individual differences including with respect to gender, race, age, religious beliefs and the like.  In electing our first female director to the Board seven years ago, we have demonstrated that we are taking the issue of diversity seriously.  As a relatively small public company with little turnover on our Board, the opportunities for changing the Board’s composition are comparatively limited. Nevertheless, we believe that persons having diverse attributes can and do bring an important perspective to board matters. Accordingly, we will continue to recruit qualified candidates, including women and persons having other diverse attributes, as board positions open in the future.

Other Considerations.  In the interest of ensuring that the Board continues to function at a high level, the Board conducts regular self-evaluations. These evaluations serve to ensure not only that communications, processes and interpersonal dynamics are in alignment, but also that individual members continue to contribute toward the business of the Board.  The Board has adopted a policy under which, once he or she reaches the age of 75, a director must tender a resignation, subject to acceptance by a majority of the other directors.  Further, at time of re-election to the Board, members review the performance of all individuals in light of the Company’s needs over the next year.

Lead Director v. CEO. The Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and the CEO should be separate or, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. However, the Board believes that, to the extent that these roles are held by the same person, it is important that a non-management director be appointed to the position of lead director.  At present, Mr. Wintemute serves as both Chairman and CEO, while Mr. Killmer, a non-management director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We further believe that we have accomplished this through the appointment of a lead director.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011 the Board formed a Risk Committee, which now consists of Scott D. Baskin (as chairman), M. Esmail Zirakparvar, and Debra F. Edwards, to take on primary responsibility for that purpose. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company.

Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These risks are updated from time to time and presently include:  i) adverse regulatory climate; ii) optimizing inventory levels while minimizing under absorption costs of our manufacturing facilities; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; vii) sustainable growth through licensing, acquisitions and current product lines; and viii) cyber-security.  These risks are incorporated into the risk-owners’ annual performance goals and are important factors in determining both job performance and incentive compensation. Executives serving as risk-owners periodically report their progress through the Risk Manager to the Risk Committee.

With respect to cyber-security, the Company has taken measures to ensure that our information systems are both secure and reliable. Our network consists of multiple locations linked through an internal network and, in some cases, through a multiprotocol label switching network. We have installed a firewall system through which all internal traffic must proceed before reaching the internal network. These firewall systems monitor and track all activities on a continuous basis for diagnostics, testing and, where appropriate, remediation. Further, remote access is protected and authenticated through encrypted VPN connections. To the extent that the Company relies on third parties for data center hosting services, we require both physical and logical security access controls, environmental safeguards and periodic audits. Further, we perform vulnerability assessments and penetration testing through third party specialists on a regular basis. Finally, management communicates security policies to the workforce through orientation, employee handbooks, web-based tutorials and on-the-job training to ensure that all employees understand our security policies and procedures.

Further, in 2015, the Board formally assumed responsibility for oversight of environmental and social risks.  For many years, consideration of these areas of risk has been implicit in the risk management process. However, the Company recognizes that its products, plants and activities (such as handling, transportation, storage and disposal) are subject to environmental regulations in several dozen countries.  Further, the Company takes seriously its commitment to environmental stewardship and its belief in sustainable business practices.  Thus, the Board has appointed both the VP of Regulatory Affairs and the Risk Manager as executives responsible for focusing on identification and mitigation of environmental and social risks. Further, in 2017, the Company created the position of Corporate Director of Environmental, Safety & Health to ensure centralized, expert oversight of relevant risks across multiple functions throughout our operations See, also, “Employee Compensation and Enterprise Risk” on page 13 of this proxy for a discussion on risk and compensation.

In 2012, the Company published its first sustainability report, in which we enunciated our commitment toward environmental stewardship, focusing not only upon the initiatives to conserve resources at our manufacturing facilities, but also to remain on the forefront of reducing exposure risk through closed delivery systems. We plan to elaborate upon and update these and other initiatives in a new sustainability report to be published within the next 12 months.

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of eight members. The Board has determined that Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, and M. Esmail Zirakparvar, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year, if there is any change in a member’s material relationship with the Company that could potentially interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met four times during the year ended December 31, 2017. All directors attended at least 75% of the aggregate of the number of meetings of the Board and the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. Seven of eight directors attended the 2017 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Morton D. Erlich (Chairperson), Scott D. Baskin, Lawrence S. Clark and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange.  In addition, the board has found that both Mr. Erlich and Mr. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2017.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Providing oversight on the financial reporting process and the adequacy of the Company’s internal controls.
•	Engaging the services of an independent registered public accounting firm to audit the Company’s consolidated financial statements and internal controls for financial reporting.
•	Pre-approving all services performed by the independent registered public accounting firm.
•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.
•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.
•	Overseeing the performance of the Company’s internal audit function.
•	Establishing procedures for the receipt, consideration, investigation and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 11 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Lawrence S. Clark (Chairperson), Morton D. Erlich and Alfred F. Ingulli. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange.  Further, the Board has found that each of the members of the Compensation Committee, who administers the Company’s compensation plans, is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held five meetings during the year ended December 31, 2017.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholders’ interests.
•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives and recommending CEO compensation to the Board.
•	Administering grants and options in Company stock under the Company’s compensation plan(s).
•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 26 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, and Morton D. Erlich. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2017.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending nominees for election and re-election to the Board of Directors.
•	Reviewing principles, policies and procedures affecting directors.
•	Overseeing evaluation of the Board and its effectiveness.
•	Recommending committee assignments and lead director nominee to the Board.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Lawrence S. Clark, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held eight meetings during the year ended December 31, 2017.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves, among other things:

•	Working with senior management of the Company to evaluate, investigate and recommend changes in the area of corporate finance.
•	Reviewing and approving acquisitions, divestitures and other restructuring activity.
•	Reviewing and approving short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of Scott D. Baskin (Chairperson), Debra F. Edwards and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2017. All members of the Board are invited and typically attend Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	That adequate resources are made available to address and mitigate risks, where possible,
•	That risk owners are identified and made accountable for addressing these risks, and
•	That the practice of monitoring and addressing these risks remains a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed, with senior management, the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K (for the year ended December 31, 2017) for filing with the Securities and Exchange Commission. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”), issued by the Public Company Accounting Oversight Board. AS 1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant misstatements, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO and the Company that in its professional judgment may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has provided written confirmation that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements, we recommended to the Board of Directors, and the Board of Directors agreed, that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Scott D. Baskin

Lawrence S. Clark

Alfred F. Ingulli

April 23, 2018

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2017, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (*)	Percent of Class
Blackrock, Inc.	3,656,581	12.3%
55 East 52nd Street New York, NY 10055

The Vanguard Group	2,597,616	8.7%
100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,511,155	8.4%
6300 Bee Cave Road, Building One Austin, TX 78746

T. Rowe Price Associates, Inc.	2,061,874	6.9%
100 E. Pratt Street Baltimore, MD 21202

Herbert A. Kraft	2,067,543	6.9%
4695 MacArthur Court Newport Beach, CA 92660

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 24, 2018, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,041,815	(1)	3.2%
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	29,647	(2)	(3)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	36,319		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	20,827		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	28,894		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	15,361		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	13,678	(4)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	15,353		(3)
COO (AMVAC Chemical Corporation)	Ulrich G. Trogele 4695 MacArthur Court Newport Beach, CA 92660	111,859		(3)
CFO	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	93,211	(5)	(3)
CAO	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	92,042	(6)	(3)
Managing Director (AMVAC Netherlands BV)	Ad de Jong 4695 MacArthur Court Newport Beach, CA 92660	54,448	(7)	(3)
Directors and Officers as a Group		1,553,454		5.2%

(1)	This figure includes 108,126 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(2)	This figure includes 546 shares of Common Stock owned by Mr. Clark’s children, for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(3)	Under 1% of class.
(4)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.
(5)	This figure includes 47,175 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

(6)	This figure includes 45,306 shares of Common Stock Mr. Donnelly is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

(7)     This figure includes 21,019 shares of Common Stock Mr. Jong is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. To the extent that a function carries a unique risk, we have attempted to mitigate that risk with one or more countervailing risk mitigation objectives. For example, in manufacturing and technology, the objective of implementing processes for new chemistries is offset by the paramount objective of safety in the workplace and surrounding communities. In sales and marketing, the objective of achieving top line sales is offset by goals for maximizing contribution margins. Similarly, the risk of spending excessive amounts in acquiring a product line or new technology is offset by objectives to realize certain minimum returns on investment. Risk is further mitigated by the use of long-term incentives which encourage prudent, long-term decision making. Finally, compensation for senior executives and, derivatively, the entire workforce is subject to achievement of Company-wide financial objectives within the SMARTgoals (as defined on page 15) established by the Board and management annually.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program has three primary objectives:

•	to align management’s interests with the long-term interests of stockholders;
•	to provide compensation on the basis of performance that supports key financial and strategic business outcomes; and
•	to attract, motivate and retain top talent to lead our business.

Our first objective is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity, whether in the form of restricted stock, options or performance-based shares/options, and the adoption of executive stock ownership guidelines.  We make these equity awards through our stock incentive plan, which was amended by our stockholders at the 2017 Annual Meeting. Our second objective means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation.  Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (i.e., pre-tax earnings, net sales, and total stockholder return) as compared to its industry peers. Our third objective is accomplished through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and to promote the retention of key talent through awards of stock (either restricted stock units or stock options) that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Accordingly, our executives are directly involved in defining the Company’s strategy (its roadmap to success), its budget (the short term business plan), and the associated short term objectives which are established as necessary to achieve the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). SMARTgoals are the primary measure to which each executive is held accountable.  They vary from position to position and include both company-wide goals (as, for example, net sales and net income for the CEO) and individual goals (for example, factory efficiency targets for the VP of Manufacturing).  In addition, we award performance shares that provide for a maximum award of twice the target number of shares in the event that management outperforms its peers with respect to earnings before income taxes, net sales and total stockholder return.  Thus, in the interest of maximizing its equity holdings, management has an additional incentive to strive for improvement. Finally, in addition to these goals, which drive overall Company performance, we also expect our executive team to respond to changing market conditions, to solve unforeseen problems and to show leadership and initiative.

Compensation Program Best Practices

The Compensation Committee continues to implement and maintain sound practices in our executive compensation program and related areas.  Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features that our compensation program includes and “Poor Pay Practices,” which are excluded.  Certain of these features are described in greater detail after the table.

Included Features (“Sound Practices”)	Excluded Features (“Poor Practices”)

➣  Performance-based Equity – Half of the equity awards made to executives vest based upon the achievement of either internal metrics (net sales, pre-tax income) or total stockholder return which, in either case, are compared to a peer group over a three year performance period.

➣  Caps on Individual Bonuses – Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for other officers.

➣  Clawback Policy – Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

➣  Stock Ownership Guidelines— We have adopted share ownership requirements for both our executive officers (4X base wage for CEO and 2X base wage for CEO reports) and our directors (four years’ worth of stock awards).

➣  No Hedging— Our executive officers and directors are prohibited from all hedging activities (as, for example, with zero-cost collars and forward sales contracts) and holding Company securities in margin accounts.

➣  Consultant Independence – The Committee retains an independent compensation consultant.  Our consultant is evaluated annually for independence to ensure objectivity.

➣  Market Benchmarking – Compensation decisions are made in the context of relevant market comparators.

➣  Risk Management – Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking. (Please see page 9 of this Proxy)

➣  “Double Trigger” severance – Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due. (Please see page 28 of this Proxy)

➣  No excise tax gross-ups.

➣  No “single trigger” severance payments.

➣  No guaranteed base salary increases, minimum bonuses or equity awards.

➣  No resetting of strike price on underwater options.

➣ No replacement or “make whole” awards of equity.

A.	High Percentage of Performance Shares

Since 2013, in making equity awards to executive officers, the Company has followed the practice of splitting those awards between time-based restricted stock (having a three-year, cliff-vesting period) and performance shares, the terms and conditions of which have not changed materially since 2013 and are set forth in the form Performance Share Agreement attached as Exhibit 99.2 to the Company’s Form 8-K that was filed with the SEC on March 26, 2018. As per the standard agreement, performance shares vest upon the occurrence of two things, first, the recipient’s continuous employment with the Company through the third anniversary of the award date, and second, the achievement of certain financial metrics as follows. Over the course of a three year performance period, the Company measures the relative growth of its earnings before income taxes (“EBIT”)(weighted at 50%) and net sales (weighted at 30%) as compared to the median growth of EBIT and net sales, respectively, of a peer group of companies, which, as of 2018, consists of Bayer/Monsanto, BASF, Dow/Dupont, ChemChina/Syngenta, Nufarm, FMC, United Phosphorus, Platform and Isagro (the “Ag Peer Group”). Over the past four years, the Ag Peer Group has changed with industry consolidation. Nevertheless, in the Company’s opinion, these companies represent the leading, public companies in the agchem sector; thus, we believe it is appropriate to use these companies as a benchmark against which to compare the Company’s financial performance.

In addition to the EBIT and net sales metrics, the Company also measures total stockholder return (“TSR”), for the same performance period as compared to that of the Russell 2000 (weighted at 10%) and the Company’s Proxy Peers (as defined on Page 22) for the fiscal year immediately preceding the date of the award (again, weighted at 10%).  In order to calculate the number of performance shares earned, the Company takes the product of the (number of shares granted) x (weighting factor) x (the applicable performance factor).  When applied, the performance factors, which are listed below for EBIT/net sales and TSR, can yield a result as low as zero shares (when the Company has underperformed) and as high as 200% of the target shares granted (when the Company has outperformed its comparator group).

Table 1 - PERFORMANCE FACTORS – EBIT & Net Sales
% Goal Achieved	% Target Payout[1]
≥125%	200%
117.5%-124.9%	150%
110%-117.4%	125%
100%	100%
80%	50%
<80%	0%

Table 2 - PERFORMANCE FACTORS – TSR Goal

% Goal Achieved	% Target Payout[2]
≥80thpercentile	200%
60th percentile	150%
50th percentile	100%
40th percentile	75%
30th percentile	50%
<30th percentile	0%

1 For performance between 80% and 109.9% of “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

2 For performance between 30th percentile and 80th percentile of the “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Since the Company began the process of granting awards of performance shares, we have both experienced forfeitures of shares awarded in 2013 (due to underperformance on EBIT, sales and TSR) and earned at or above target amounts for awards made in 2014 (due to performance in excess of these measures). Based upon this limited data set, we can say that the performance metrics are neither too lax, nor overly rigorous. Further, because all financial metrics within these agreements are based upon external comparisons, it is not possible to “manage” any of those metrics (e.g., net sales) toward a preconceived outcome. In addition, with a three year performance period, it is virtually impossible to predict how industry peers and stock comparators will actually perform.

B.	Caps on Individual Bonuses

The Company continues to follow a policy of placing individual limits on each executive’s annual incentive cash compensation. Specifically, the CEO is limited to 1.6 times his annual salary, while the other NEOs are limited to one times his or her annual salary.  The Compensation Committee has put these caps in place both to eliminate the possibility that any one individual will receive an excessive share of the bonus pool and to prevent windfall payments in the event that unforeseen circumstances result in goals being drastically exceeded.

C.	Clawback Policy

The Company also continues to follow a clawback policy that provides,

“subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.”

We believe that, this policy serves multiple purposes.  First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline.  Second, by placing paid compensation at risk, it serves as an additional incentive to senior management to live up to this commitment.  And third, the policy should help contribute to stockholders’ peace of mind that the Company requires accuracy and completeness in its financial reporting.

D.	Stock Ownership Guidelines

Under the Company’s stock ownership and stock retention policy, the CEO is required to obtain and maintain four times his base wage in common stock, and Section 16 officers other than the CEO are required to obtain and maintain two times their base wage in Company common stock.  This is to be accomplished, in part, through periodic grants of equity by the Board. For purposes of calculating the value of shares under the policy, the Company includes shares purchased on the open market, shares acquired through option exercise, unvested restricted shares, shares owned outright and vested but unexercised options.  Similarly, as more fully described in page 29 under “Director Compensation,” non-management directors are required to accumulate and maintain shares equal in amount to the number of shares granted to them during the first four full years of service on the Board.  Through these policies, the interests of both executive officers and directors are better aligned with those of our stockholders.

E.	Anti-Hedging Policy

The Company’s Anti-Hedging Policy prohibits both directors and Section 16 officers from both hedging and other non-monetized transactions, such as zero-cost collars, forward sales contracts or other similar instruments which allow a person to lock in much of the value of his or her stock holdings, generally in exchange for all or part of the potential for upside appreciation in the stock. The Company believes that such instruments place the subject shares at risk of unexpected disposition (as, in the case of a call or foreclosure) and change the essential nature of the investment in common stock, thus serving to misalign the holder’s interests from those of the Company’s stockholders.

Compensation Consultant Independence

As per NYSE Listing Standard 303A.05(c)(iv), the charter of the Compensation Committee requires that committee to evaluate the independence of its compensation consultants.  Accordingly that committee evaluated  its compensation consultant, Exequity LLP, in 2017 and determined that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent as indicated by the following:

Independence Factor	Consultant Compliance

➣  Provision of other services to the Company by the person that employs the consultant.

➣  Amount of fees received from the Company as a percentage of consultant’s total revenues.

➣  Policies and procedures of committee are designed to prevent conflicts of interest such as:

➣  Providing unrelated services.

➣  Maintaining a proprietary database.

➣  Trading in the stock of its clients.

➣  Any business or personal relationship with a member of the Compensation Committee.

➣  Any stock of the Company owned by consultant.

➣  Any business or personal relationship with an executive officer of the Company.

➣  Consultant does not provide other services to the Company.

➣  Fees received by consultant during FY 2017 are less than 1% of the firm’s revenues for the year.

➣  Consultant has implemented principles to ensure independence:

➣  Does not provide unrelated services.

➣  Does not maintain a proprietary database.

➣  Does not trade in the stock of its clients.

➣  There is no relationship with a member of the Compensation Committee.

➣  Consultant owns no shares of the Company.

➣  There is no relationship with an executive officer.

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that the consultant will not be influenced by improper motives, such as personal gain, that could compromise its ability to recommend a fair and transparent plan of compensation for Company executives.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. For the years 2016, 2015 and 2014, approximately 93%, 90% and 97%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. During that period, the Company’s compensation policies and practices have not changed markedly.  Thus, both the Compensation Committee and the Company viewed these voting results as a strong indication that the Company’s stockholders support our compensation policies and practices.  Further, the Company maintains a plan of regular outreach to, and interaction with, investors, potential investors and analysts through personal meetings, telephone conversations and attendance at investment conferences. In 2017 alone, the Company had direct contact with investors whose holdings constituted over half of its outstanding shares. Through these efforts, the Company continually elicits issues of concern from these audiences.  Matters of greatest interest to stockholders have typically concerned strategic direction and plans for growth. As has been the case over the past several years, during 2017, compensation policies and practices did not emerge as issues of concern.

The following sections further explain our rationale for our compensation practices during the last fiscal year.

Elements of 2017 Compensation and Why We Pay Them

In 2017, the Company improved in virtually all aspects of its financial performance as compared to 2016.  For example, net sales rose by 14% year-over-year (from $312 million in 2016 to $355 million in 2017), inventory levels (not including that which was part of 2017 acquisitions) continued to decrease (from $121 million to $100 million), factory under absorption costs dropped from $17 million in 2016 to $12.9 million in 2017, gross margins remained flat at 41%, operating expenses rose with sales (but dropped as a percentage of net sales) and, while year-end indebtedness increased from $41 million to $77.5 million, our year-end borrowing capacity rose from $105 million to $139 million.  Net income rose 54% (from $12.8 million in 2016 to $16.8 million in 2017) as compared to a rise of 94% between 2015 and 2016.  It should be noted that $3.4 million or about 20% of net income recorded in 2017 arose from a one-time tax benefit arising from the enactment of the Tax Cuts and Jobs Act. Further, during 2017, the Company completed six acquisitions with a comparatively modest increase in long term debt and, in the process, actually improved its borrowing capacity.  In sum, top line performance was strong, financial discipline generated good results in inventory control and plant efficiency, and net income also increased, although a portion of that increase arose from a one-time tax benefit.

In addition to financial performance, it is useful to note total stockholder return for the one-, three- and five-year periods ended on December 31, 2017.  With respect to total stockholder return (“TSR”), the Company’s performance in 2017 was below the median for the one year period as compared to companies within Global Industry Classification Standard (or “GICS”) 1510 as well as that of the S&P Index peers.  However, the Company’s one-year TSR was just below the median for that of its Proxy Peers.  With respect to the three-year TSR, the Company’s performance exceeded the median for GICS 1510, the S&P Index peers and its Proxy Peers.  Finally, with respect to the five-year TSR, the Company’s performance was below the median for both GICS 1510 and S&P Index peers.  As the reader may recall, performance of the agrichemical sector as a whole reached an apex in 2012 (with a correspondent reflection in stock price), and entered into a downturn in 2013, which led to a drop in stock price during the five year measurement period. All in all, then, the Company’s TSR performance varied over the 1, 3 and 5 year periods, depending upon the measurement period and the comparator group.

Below we discuss the components of executive compensation for 2017 in light of these conditions.

Salaries—As per the Company’s standard practice, the 2017 salaries were set in December of the prior year in the context of benchmarking from the Compensation Committee’s independent compensation consultant.  With improved performance in 2016, the Compensation Committee approved salary increases of 2.5% for NEOs, in keeping with the 3% annual increase that is prevalent among public companies.  It should be noted that in the second half of 2016, in the interest of ensuring continued retention and in light of his consistently high performance, the CFO received a salary increase of about 7.5%.  This serves to explain the relative difference between his 2016 salary and 2017 salary in the Summary Compensation Table.  Finally, as the reader may recall, the Company does not always give annual salary increases to its employees; in fact, in 2015, salaries were frozen.  It should also be noted that the Company has historically raised salaries in excess of a modest adjustment when an officer takes on additional, meaningful responsibilities.

For the CEO, base salary was approximately 62% of total cash compensation in 2017. This compares to 51% in 2016 (when a larger bonus was paid in light of materially improved performance), 80% in 2015 (when a modest bonus was paid in light of moderately improved performance), and 100% in 2014 (when no bonus was paid).  The base salary as a percent of total cash compensation among NEOs as a group followed a similar pattern, 74% in 2017, 68% in 2016, 81% in 2015 and 100% in 2014.

Incentive Compensation— In 2017, as in prior years, executives were eligible to receive annual incentive compensation in the form of a cash bonus.  Unlike salary, the cash bonus is “at risk” and varies from year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in the month of March immediately following the measurement year) is to reward the executive for Company performance and the executives’ individual contributions. As a general rule, assuming the Company achieves pre-tax income in an amount equal to at least one-half of the amount forecasted in the budget for the subject year, the Company reserves 10 percent of its pre-tax income to serve as the pool from which incentive compensation may be paid to the entire workforce. From that pool, the Compensation Committee may, but is not obligated to, pay bonuses to some or all of the employee population. At year end, the Compensation Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital measures).  If these measures fall short of the Company’s budget, then the Committee may reduce the pool at its discretion.  In order to motivate the executive team to materially exceed budgeted financial performance in both 2016 and 2017, the Compensation Committee provided that, to the extent pre-tax income exceeded that set forth in the then-current budget, the Company could reserve 30 percent of pre-tax income to add to the incentive bonus pool.  The Committee provided further that, to the extent the pool were to reach $5 million in size, the accrual would drop back to 10 percent of pre-tax income.

Bonuses are specifically allocated from the pool as follows.  The CEO and CAO jointly review the performance of the Company’s executive officers and present their findings to the Committee along with a proposed allocation among individuals.  The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s and CAO’s recommended awards for others; in so doing, the Committee takes into account the executive’s achievement of his or her SMARTgoals as well as other contributions to the overall Company performance.  As mentioned above, the Company caps individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary.  The Company has not established specific targets for calculating incentive compensation for NEOs from year-to-year.  As a threshold matter, to the extent that the Company’s pre-tax income is less than one-half of forecasted pre-tax income, the NEOs have typically received no bonus (as was the case in 2014).  Historically speaking, incentive compensation for the Company’s executives has risen and fallen with the Company’s performance.  Over the past five years, the CEO’s annual bonus has ranged from a low of zero (in 2014)  to a high of 98% of base wage in 2012, while that of NEO’s, other than the CEO, has ranged from a low of zero (in 2014) to a high of about 73% of base wage in 2012.

As discussed above, in 2017, the Company’s financial performance outpaced that of 2016 in most all respects. However, the degree of improvement in net income was lower in 2017, even when including a one-time tax benefit.  Further, the bonus pool in 2017 decreased in size as compared to 2016.  This is because the accelerated accrual (30% of pre-tax income) is triggered when the Company exceeds its budgeted pre-tax income, and, as one might expect, the Company raised its budget for pre-tax earnings significantly in 2017 versus 2016. Consequently, even though the Company achieved higher pre-tax earnings in 2017 on an absolute basis, the difference between actual pre-tax income and budgeted pre-tax income was smaller in 2017 than it was in 2016. For these reasons, Management and the Compensation Committee determined that it was appropriate to reduce the amount of incentive compensation for its executive team by about one-third in 2017 versus 2016.

Equity—We believe that in providing equity to senior executives and requiring that shares equal in value to a multiple of base salary be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives regularly. In the Company’s case, these awards are typically made early in the fiscal year.  We believe that it would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects.

As more fully described below in “Benchmarking and the Compensation Consultant,” the Compensation Committee periodically conducts a benchmarking study to take into account, among other things, the prevalence (by amount and type) of equity awarded to executive officers of similarly situated companies.  These studies typically include information on prevalent rates at which available shares are consumed under equity plans of peers.  In awarding equity, the Board considers not only these studies, but also the compensation history of the Company, retention issues, and the expensing of equity awards.  In 2017, the Board followed its standard practice of awarding shares (half time-based, half performance-based) to executives in March of that year.  However, in reviewing benchmarking information, it adjusted the CEO’s equity to correspond more closely with the median value of equity among CEOs in the Proxy Peers.

Other Benefits—In 2017, the Company continued its practice of offering a comprehensive suite of other benefits to its executives, including group health (medical, dental and vision) and life insurance to all of our employees, including key executive officers. Our medical plan takes the form of PPO programs which are largely self-funded.  However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and placed its third party administration with a nationally-known insurance carrier. Health benefits premiums were highly-subsidized by the Company and offered extremely competitive terms (e.g., low co-payments and office visit charges). As a corollary to the group health plan, the Company continued to promote wellness through a voluntary program, through which the Company gives financial incentives for fitness, participation in group events (e.g., 5K, walking, yoga), fitness and diet coaching, among other things.  These programs are a powerful tool in recruiting and not only raise morale, but also serve to ensure the continued health of the workforce. Our executives also enjoyed life insurance and long term disability insurance coverage. In addition, certain executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership) that provide a venue for the cultivation of business relationships.

Finally, in 2017, our executives (and, in fact, any full time employee) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan (the “ESPP”), which permits the purchase of Company shares at a discount through payroll deduction. The ESPP is described in greater length in Proposal number 4 in this Proxy.

Benchmarking and the Compensation Consultant

During 2016 the Compensation Committee retained independent compensation consultant, Exequity, to update the group of comparator companies for purposes of benchmarking executive compensation.  Exequity conducted these studies in both March and September of 2016.  In connection with those efforts, Exequity defined a group of comparators. focusing on product lines, Global Industry Classification Standard  (“GICS”) numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators.  The comparator group (“Proxy Peers”) identified by Exequity consisted of 14 publicly traded specialty chemical companies, namely:  Aceto Corporation (ACET), Balchem Corporation (BCPC), Calgon Carbon Corporation (CCC), Chase Corporation (CCF), Hawkins, Inc. (HWKN), Innophos Holdings Inc. (IPHS), Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), KMG Chemicals, Inc. (KMG), Landec Corporation (LNDC), LSB Industries, Inc. (LXU), OMNOVA Solutions, Inc. (OMN), Quaker Chemical Corporation (KWR) and Trecora Resources (TREC).  Proxy Peers had revenues ranging between $179 million and $940 million per annum and market capitalization ranging between $105 million and $2.25 billion with a median of $530 million. While the range of revenues and market capitalization might be considered somewhat broad, it was necessary to be liberal with respect to these parameters in order to ensure that the number of members in the comparator set was adequate to support statistical conclusions.  Further, as an additional point of reference, Exequity also used Mercer’s 2015 Benchmark Database Survey filtered for companies with revenues of $100 million to $400 million per annum.   It should be noted that American Vanguard is the only publicly traded crop protection Company of its size, and, with the exception of Aceto Corporation (which has a small percentage of net sales arising from crop protection products), no Proxy Peers operate at all in the crop protection sector.

Exequity used the Proxy Peer group as a point of reference in conducting benchmarking of executive compensation in September 2017.  According to Exequity’s analysis, 2017 compensation for the Company’s CEO yielded the following comparative results.

•	The CEO salary ($636,000) was slightly below the median (or 50th percentile) ($659,000) of the Proxy Peers.
•	CEO annual incentive compensation ($395,000) was at the median target bonus ($395,000) for Proxy Peers.
•	Total cash for the CEO ($1.030 million) was below the median target total cash ($1.1 million) for Proxy Peers.
•	Equity granted in 2017 to the CEO ($1.12 million) was below the median ($1.33 million) for Proxy Peers.
•

Total direct compensation for the Company’s CEO ($2.245 million) was between the 25th percentile ($2.102 million) and the median ($2.331 million) for total target direct compensation of the Proxy Peers.

On average, according to the Exequity study, compensation for other NEOs yielded the following results.  Salary was at about the median for salaries of Proxy Peers, equity was at about the 25th percentile of target equity for such peers, and both annual incentive compensation and total direct compensation were between the 25th percentile and median of comparable measures for the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives.  In 2017, the Company’s financial performance improved as compared to the prior year in virtually all respects.  However, the year-over-year increase in net income for 2017 included a one-time tax benefit arising from new legislation.  Management continued to exercise fiscal rectitude and achieved progress in reducing inventory (not including that purchased in acquisitions), operating expenses as a percent of net sales and factory under absorption costs.  Further, against a backdrop of industry consolidation, the Company completed six acquisitions while increasing long term indebtedness modestly and, at the same time, recording a significant increase in borrowing capacity.  In light of this performance and the reduction in size of the incentive compensation pool, cash bonuses for NEOs decreased by about one third over the prior year.  Further, while individual components of the CEO’s compensation (i.e., salary, bonus and equity) were near the median for those of CEOs of Proxy Peers, both total cash and total direct compensation were below the median.  And, except for salaries (which were at the median) virtually all other measures of compensation for NEOs, other than the CEO, were below those of the Company’s Proxy Peers. With respect to TSR, the Company’s 1, 3 and 5 year performance varied, depending upon time interval and comparator group. In short, the Company believes that overall compensation in 2017 was appropriate and aligned with performance in the context of both Proxy Peers and TSR among multiple comparator groups.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Form 10-K.

Lawrence S. Clark, Chair

Morton D. Erlich

Alfred F. Ingulli

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	62	Chairman and CEO
Ulrich G. Trogele	60	Executive Vice President, COO
David T. Johnson	61	Vice President, CFO and Treasurer
Ad de Jong	65	Managing Director, Amvac Netherlands BV
Timothy J. Donnelly	58	CAO, General Counsel, & Secretary

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and CEO in June 2011. Mr. Wintemute has also served as President and CEO from July 1994 until June 2011, after having been appointed Executive Vice President and COO of the Company in January 1994.

Ulrich G. Trogele has served as Chief Operating Officer of AMVAC Chemical Corporation, the Company’s principal operating subsidiary, since January 2015. Prior to joining the Company, Mr. Trogele spent 28 years in positions of increasing responsibility within the agribusiness sectors of agrochemicals, biologicals and plant nutrition.  His career included 10 years at FMC Corporation, as President of Asia-Pacific, and several years as North American Area Director for FMC’s agricultural solutions business.

David T. Johnson has served as Vice President, CFO, and Treasurer of the Company since March, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a $500 million manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an $8 billion Cleveland based multinational Company from April 2001 through June 2003.

Ad de Jong has served as Managing Director of AMVAC Netherlands BV since July 2012. Prior to joining AMVAC, Mr. de Jong held positions of increasing responsibility over a 23 year period at Chemtura Corporation culminating with the position of Vice President Crop Protection for Europe/Middle East/Africa. Prior to his service at Chemtura, Mr. de Jong served in the advisory service with the Dutch Ministry of Agriculture.

Timothy J. Donnelly has served as Chief Administrative Officer, General Counsel and Secretary of the Company since June 2010.  He began his service with the Company in October 2005 as Vice President, General Counsel and Assistant Secretary, was appointed Secretary in June 2007 and assumed responsibility for Human Resources and Risk Management in 2009.  Prior to his work with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC), a manufacturer of quick-turn, high-technology printed circuit boards.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the three calendar years 2015, 2016 and 2017, paid or awarded by the Company and its subsidiaries to the CEO, CFO, the three most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2017	635,628	395,000	1,120,738	—	—	—	93,890	2,245,256
	2016	620,125	589,000	401,322	—	—	—	53,720	1,664,167
	2015	605,000	150,000	—	—	—	—	52,920	807,920

Ulrich G. Trogele(2)	2017	378,225	117,000	216,595	—	—	—	56,873	768,693
	2016	368,654	175,000	119,412	—	—	—	54,608	717,674
	2015	346,154	222,000	424,815	—	—	—	41,128	1,034,097

David T. Johnson	2017	360,249	110,000	206,293	—	—	—	29,370	705,912
	2016	342,087	165,000	105,650	—	—	—	29,120	641,857
	2015	318,500	75,000	—	—	—	—	28,620	422,120

Ad de Jong(3)	2017	311,880	84,000	74,465	—	—	—	23,769	494,114
	2016	283,367	125,000	95,275	—	—	—	20,500	524,142
	2015	308,000	43,000	—	—	—	—	21,251	372,251

Timothy J. Donnelly	2017	304,681	97,000	174,478	—	—	—	28,680	604,839
	2016	297,250	145,000	96,189	—	—	—	28,430	566,869
	2015	290,000	50,000	—	—	—	—	27,930	367,930

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in March of the following year.
(2)

All other compensation reflects vacation earnings paid in the amount of $23,303, $21,288 and $8,308 for 2017, 2016 and 2015, respectively. Further, bonus and stock awards for 2015 includes a signing bonus of $150,000 and equity award equal to $424,815 in connection with his hiring.

(3)	Salary for 2017, 2016 and 2015 reflects the effect of euro to dollar currency exchange.

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)		Vacation/Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2017	38,820	(1)	—	2,070	53,000	(4)	—	—
	2016	38,400	(1)	—	2,070	13,250		—	—
	2015	38,100	(1)	—	2,070	12,750		—	—

Ulrich G. Trogele	2017	18,000	(2)	—	2,070	13,500		23,303	—
	2016	18,000	(2)	—	2,070	13,250		21,288	—
	2015	18,000	(2)	—	2,070	12,750		8,308	—

David T. Johnson	2017	13,800	(2)	—	2,070	13,500		—	—
	2016	13,800	(2)	—	2,070	13,250		—	—
	2015	13,800	(2)	—	2,070	12,750		—	—

Ad de Jong	2017	23,769	(2)	—	—	—		—	—
	2016	20,500	(2)	—	—	—		—	—
	2015	21,251	(2)	—	—	—		—	—

Timothy J. Donnelly	2017	13,800	(2)	—	1,380	13,500		—	—
	2016	13,800	(2)	—	1,380	13,250		—	—
	2015	13,800	(2)	—	1,380	12,750		—	—

(1)

Automobile allowance of $18,000, $18,000 and $18,000 for the years ended December 31, 2017, 2016 and 2015, respectively; and personal expense reimbursements of $20,820, $20,400 and $20,100 relating to country club membership fees and assessments in the years ended December 31, 2017, 2016, and 2015, respectively.

(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.
(4)

This reflects the Company’s total contribution to employee’s 401K account in 2017 and is the sum of a $6,000 to match to employee’s salary deferral plus $47,000 in additional contribution in conjunction with a proportionate contribution being concurrently made to a group of non-highly compensated employees.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2017 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Full Grant Date Fair
Name (a)	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Threshold (#) (c)		Options (#) (j)	Option Awards ($/Share) (k)	Value of Stock ($) (1) (l)
Eric G. Wintemute	2/8/17	—	—	—	35,579	35,579	35,579	—		(2)	—	16.10	572,822
Ulrich G. Trogele	2/8/17	—	—	—	6,876	6,876	6,876	—		(2)	—	16.10	110,704
David T. Johnson	2/8/17	—	—	—	6,549	6,549	6,549	—		(2)	—	16.10	105,439
Ad de Jong	2/8/17	—	—	—	2,364	2,364	2,364	—		(2)	—	16.10	38,060
Timothy J. Donnelly	2/8/17	—	—	—	5,539	5,539	5,539	—		(2)	—	16.10	89,178
Eric G. Wintemute	2/8/17	—	—	—	14,232	28,463	56,926	—		(3)	—	16.10	458,254
Ulrich G. Trogele	2/8/17	—	—	—	2,750	5,501	11,002	—		(3)	—	16.10	88,566
David T. Johnson	2/8/17	—	—	—	2,620	5,239	10,478	—		(3)	—	16.10	84,348
Ad de Jong	2/8/17	—	—	—	946	1,891	3,782	—		(3)	—	16.10	30,445
Timothy J. Donnelly	2/8/17	—	—	—	2,216	4,431	8,862	—		(3)	—	12.60	71,339
Eric G. Wintemute	2/8/17	—	—	—	3,588	7,116	14,232	—		(4)	—	12.60	89,662
Ulrich G. Trogele	2/8/17	—	—	—	688	1,375	2,750	—		(4)	—	12.60	17,325
David T. Johnson	2/8/17	—	—	—	655	1,310	2,620	—		(4)	—	12.60	16,506
Ad de Jong	2/8/17	—	—	—	237	473	946	—		(4)	—	12.60	5,960
Timothy J. Donnelly	2/8/17	—	—	—	554	1,108	2,216	—		(4)	—	12.60	13,961

(1)

This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the Plan extension approval date, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share.  These amounts were not paid to any named executive officer. The recognized compensation expenses for 2017 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

(2)

These grants constitute restricted stock that vests in its entirety upon 3 years of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date.  The grant date fair value of these awards is $16.10 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group.  With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before tax achieved during the period commencing January 1, 2017 and ending December 31, 2019 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 125% of the target).  The grant date fair value of these awards is $16.10share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(4)

These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows.  As measured during the period commencing January 1, 2017 and ending December 31, 2019, assuming an initial share price of $12.60 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2016 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is less than 30th percentile of the comparator group) to 200% (for a share price that is at or greater than 80th percentile of the comparator group).  The grant date fair value of these awards is $12.60 per share, which was determined using the Monte Carlo valuation method.

SUPPLEMENTAL TABLE OF 2017 EQUITY AWARDS

The following table summarizes restricted stock awards granted to executive officers on March 9, 2018.

Name (a)	Number of Shares of Stock(#) (b)	Price of Stock ($/Share) (c)	Full Grant Date Fair Value of Stock ($) (d)	Performance- Based Awards ($) (e)	Total ($) (f)
Eric G. Wintemute	52,781	19.95	1,052,981	—	1,052,981
Eric G. Wintemute	5,865	19.95	—	117,007	117,007
Ulrich G. Trogele	10,240	19.95	204,288	—	204,288
Ulrich G. Trogele	1,138	19.95	—	22,703	22,703
David T. Johnson	9,745	19.95	194,413	—	194,413
David T. Johnson	1,083	19.95	—	21,606	21,606
Ad de Jong	1,754	19.95	34,992	—	34,992
Timothy J. Donnelly	8,255	19.95	164,687	—	164,687
Timothy J. Donnelly	917	19.95	—	18,294	18,294

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options and, in addition, grants of restricted stock units that had not yet vested as of December 31, 2017, with respect to options to purchase common stock of the Company. The closing price of the common stock on December 31, 2017, the last trading day of the Company’s fiscal year, was $19.65 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	30,000	—	—	$7.50	12/10/2020
Eric G. Wintemute	78,126	—	—	$11.49	12/30/2024
David T. Johnson	25,000	—	—	$7.50	12/10/2020
David T. Johnson	22,175	—	—	$11.49	12/30/2024
Ad de Jong	21,019	—	—	$11.49	12/30/2024
Timothy J. Donnelly	25,000	—	—	$7.50	12/10/2020
Timothy J. Donnelly	20,306	—	—	$11.49	12/30/2024

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	98,394	1,933,442	—	—
Ulrich G. Trogele	36,856	724,220	—	—
David T. Johnson	20,268	398,266	—	—
Ad de Jong	11,194	219,962	—	—
Timothy J. Donnelly	17,606	345,958	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired on the exercise of stock options and on vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	23,590	917,241
Ulrich G. Trogele	—	—	4,490	138,375
David T. Johnson	—	—	6,210	241,460
Ad de Jong	—	—	14,631	254,579
Timothy J. Donnelly	—	—	6,652	219,832

(1)	Value realized on vesting is value of shares, including shares withheld for payroll tax purposes, at time of vesting.

Pension Benefits and Non-qualified Deferred Compensation

The Company provided no pension benefits and no non-qualified deferred compensation to the NEOs during the year ended December 31, 2017.

Potential Payments upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is both a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason within 24 months of such change of control. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2017.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,271,256	48,264	25,000	939,122	2,283,642
Ulrich G. Trogele	756,450	34,680	25,000	199,526	1,015,656
David T. Johnson	720,498	54,895	25,000	185,379	985,772
Ad de Jong	623,760	—	25,000	89,420	738,180
Timothy J. Donnelly	609,362	78,751	25,000	159,481	872,594

(1)

Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of December 31, 2017, there would be unvested awards of 184,318 shares of restricted stocks and no shares of incentive stock options. If the change in control occurred on December 31, 2017, these awards would have vested and the Company would have recognized additional compensation expense based on grant date fair value in the amount of $1,572,928 for restricted stocks (which is the sum of this column).

(2)	Payments are subject to reduction to ensure that they are fully tax deductible by the Company.

CEO Pay Ratio Disclosure

As per Item 402(u) of Regulation S-K, we are providing the following information about the annual total compensation of our CEO, Eric G. Wintemute, as compared with the median of annual total compensation of all employees of the Company (excluding the CEO).  For fiscal year 2017, we report as follows:

•	The annual total compensation of the CEO, as per the Summary Compensation table on page 27 hereof was $2,245,256; and
•	The median of the annual total compensation of all employees of the Company (excluding the CEO) was $70,600.

Based upon this information, we reasonably estimate that the ratio for the CEO’s annual total compensation to the annual total compensation of our median employee was approximately 32:1.

Our pay ratio was calculated as per Item 402(u) as follows. In order to identify the median employee, using the criteria set forth in Item 402(c) of Regulation S-K for populating data within the Summary Compensation Table, we gathered information from payroll, stock award, expense reimbursement and benefits records on all employees as of October 1, 2017, which was within three months of the closing of the Company’s last fiscal year.  We chose that date for two reasons. First, we wanted adequate time to prepare our preliminary analysis on this subject for presentation to the Compensation Committee prior to year-end. Second, we had closed two acquisitions during the month of October 2017, namely, our acquisition of substantially all of the assets of OHP, Inc. (including approximately 15 personnel) and our acquisition of Grupo Agricenter, which consists of several affiliated businesses in Central America (including approximately 130 personnel). We elected to exclude from our pay-ratio analysis personnel from both of those acquisitions, reasoning that the compensation of such persons had been subject to the practices of the predecessor businesses for the majority of 2017 and would not necessarily be reflective of the Company’s practices.

In measuring the wages of non-exempt employees, we took the actual wages, including regular time and overtime, paid to such employees through the date of measurement and then annualized that amount.  Further, with respect to employees in general, insofar as incentive compensation information for 2017 performance was not available on the date of measurement (as the Company typically makes such determinations after the close of the subject fiscal year), we took the amount of the bonus paid in March 2017 (for performance in fiscal year 2016) as a proxy for the 2017 inventive compensation.  Where employees were paid in foreign currencies, we converted that currency into U.S. dollars as of the date of measurement. In establishing total compensation, we considered not only wages and bonuses, but also automobile allowances, life insurance contributions, 401K contributions and the fair value of equity awards, if any. After arriving a total compensation for the employee population (not including the CEO), we listed them in descending order of compensation and identified the median employee.

Subsequently, after the close of the 2017 fiscal year, we adjusted the median employee’s wages to reflect the amount actually received through December 31, 2017 and adjusted the bonus amount to reflect the amount awarded in March 2018 for performance in 2017.  As indicated above, we used our standard procedure for tallying the CEO’s total compensation for fiscal year 2017 and compared that total with that of the median employee to arrive at the pay ratio.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2017.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Scott D. Baskin	81,000	70,000	—	—	—	—	151,000
Lawrence S. Clark	89,000	70,000	—	—	—	—	159,000
Debra F. Edwards	111,000	35,000	—	—	—	55,250	201,250
Alfred F. Ingulli	128,500	35,000	—	—	—	—	163,500
John L. Killmer	97,000	70,000	—	—	—	—	167,000
Morton D. Erlich	124,500	35,000	—	—	—	—	159,500
M. Esmail Zirakparvar	84,000	70,000	—	—	—	—	154,000

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with his or her election or re-election to the Board, each non-management director is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $11,250 for services on the Board.
•	Quarterly retainer fee of $6,250 for services as Lead Director of the Board.
•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.
•	Quarterly retainer fee of $1,250 for service as chairperson of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Risk Committee.
•	Attendance fee of $2,500 per meeting of the Board.
•

Attendance fee of $1,000 per meeting of each of the Risk Committee and the Nominating and Corporate Governance Committee.  Attendance fee of $1,500 per meeting of each of the Audit Committee, the Compensation Committee and the Finance Committee. Further, non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through June 6, 2017 (the “Plan”), each non-employee director of the Board is entitled to receive awards of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows. In connection with each non-employee director’s election or re-election to the Board, during 2017 such director was entitled to receive an award that equals $70,000 (the “Stock Award”). Further, it is the policy of the Company that each director accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first four full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment.  If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into an employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $635,628, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are prevalent among executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies or is disabled during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death or disability.

AMVAC Chemical Corporation, the Company’s principal operating subsidiary, and Ulrich Trogele entered into an employment agreement dated as of December 31, 2014 pursuant to which Mr. Trogele serves as AMVAC’s Executive Vice President and Chief Operating Officer.  That agreement expired on December 31, 2017.  Mr. Trogele continues to serve in the same capacity post-expiration. Under the terms of the agreement, Mr. Trogele’s annual base compensation in 2017 was $378,225.  The agreement featured a three year term and certain additional benefits that are customary for executives at this level in the industry, including a car allowance of $1,500 per month.  Also, in the event of termination without cause, Mr. Trogele was entitled to severance pay in the amount of the greater of (i) his annual base wage and health insurance for the remainder of the term and (ii) one year’s base wage and health insurance. He is also party to a Change in Control Agreement, the form of which is substantially similar to that currently in place between the Company and other executives; in the event of a termination that qualifies him for severance under both agreements, Mr. Trogele would be entitled to receive the more favorable severance package.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2017, consisted of Lawrence S. Clark, Alfred F. Ingulli, and Morton D. Erlich. During 2017, no member of the Compensation Committee served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if any such transaction involves more than $10,000, in each case using appropriate counsel and other advisers, as the Committee may deem necessary.

In the course of its review of proposed related person transactions, the Committee will consider all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the

Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

During 2016 and 2017, director Debra Edwards took a special assignment to serve as Vice President of Regulatory Affairs on a temporary basis to assume the duties of Cindy Baker Smith, who left the position of Vice President of Global Regulatory Affairs and Product Development for Company on August 31, 2016.  As part of her duties, Ms. Edwards oversaw the recruiting and hiring of a full time replacement, Anne Turnbough who was hired as of March 21, 2017.  For purposes of this assignment, Ms. Edwards was paid the standard fee for non-management directors on special assignment, namely, $2,000 per day. During 2017, Ms. Edwards earned $55,250 in connection with this assignment. There were no similar assignments in years prior to 2016.

SUMMARY OF PROPOSALS

This Proxy contains four proposals for which stockholder action is sought.

•	Proposal 1 requests the election or re-election of eight directors to the Board.
•	Proposal 2 requests the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for 2018.
•	Proposal 3 requests an advisory vote on executive compensation.
•	Proposal 4 requests amendment to the Company’s Employee Stock Purchase Plan to extend its term for a period of ten (10) year.

Details of each proposal follow.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, eight directors have been nominated to be elected or re-elected at the Annual Meeting and, if elected, will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The directors to be elected or re-elected by the holders of Common Stock shall be the candidates receiving a number of “FOR” votes that exceed the number of “AGAINST” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Company engaged BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and the Board of Directors has confirmed that engagement.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2017 and 2016, were (in thousands):

	2017	2016
Audit	$897	$681
Tax	181	207
Audit-related	90	—
	$1,168	$888

Audit fees for 2017 and 2016 were for professional services rendered for the audits of the consolidated financial statements of the Company, including the audits of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly condensed financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2017 and 2016 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice (including with respect to the Tax Cuts and Jobs Act),  as well as assistance with and representation in tax audits and advice related to acquisitions.

Audit-related fees primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. In 2017, BDO provided diligence services related to the Company’s acquisition of substantially all of the assets of OHP, Inc.  BDO provided no such services in 2016. Our Audit Committee has considered whether the provision of the audit-related services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2018 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee and the Board, is hereby ratified.”

PROPOSAL 3

Advisory Vote on Executive Compensation

Over the past three years, stockholders have indicated on average approximately 94% approval for the Company’s executive compensation.  As mentioned in the Compensation Discussion and Analysis, our executive compensation is designed to provide compensation on the basis of performance that supports key financial and strategic business outcomes; to attract, motivate and retain top talent to lead our business; and to align management’s interests with those of our stockholders.

Our executive compensation:

•	Has been benchmarked against a comparator group of companies that are similar in size and business activity;
•	Is designed in collaboration with an independent compensation consultant;
•

Features incentive elements that rise and fall with financial performance.  For example, in light of reduced financial performance in 2014, NEOs received no cash incentive compensation or salary increases.   With improved profitability and balance sheet metrics in 2015, modest cash bonuses were awarded to NEOs.  With nearly double the net income of the prior year, increased sales, improved margins, reduced debt and solid performance on working capital metrics, NEOs received higher bonuses in 2016. Finally, with a smaller incentive compensation pool and a net income increase that arose partly from new legislation in 2017, NEOs received reduced bonuses;

•

Includes time-based and performance-based equity awards and holding periods that give executives long term view of the Company.   For the second consecutive year, in 2017, half of the equity awards to NEOs were performance awards, which are contingent upon financial performance and stockholder return as measured over a three year period;

•	Is based primarily upon objective performance targets such as net sales, net income and SMART goals;
•

Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision for incentive compensation received by persons complicit in a material restatement, and a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance (as evidenced by the reduction in both cash and non-cash compensation for 2014, total compensation below the 25th percentile of Proxy Peers for 2015, at the median for Proxy Peers in 2016 and at or below the median for Proxy Peers in 2017).  At the same time, the Company’s plan also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

PROPOSAL 4

Amendment to the Company’s Employee Stock Purchase Plan

At the 2001 Annual Stockholders’ Meeting, our stockholders adopted the AVD ESPP (a copy of which is attached hereto as Exhibit “A”) under the terms of which eligible employees are permitted to purchase shares of the Company’s common stock (from either authorized but unissued shares, treasury shares or shares acquired on the open market) through payroll deductions (not less than 1% nor more than 10%) during any six month enrollment period commencing on January 1 or July 1, 2001 of the subject year at a discounted price. Under the ESPP, the purchase price is deemed to be 85% of the lesser of (i) the fair market value of the Company’s common stock on the first day of the Enrollment Period and (ii) the fair market value of the Company’s common stock on the last day of the Enrollment Period. Under its own terms, the ESPP was to expire on December 31, 2010. During its regular meeting on December 10, 2010, the Board resolved to extend the expiration date of the ESPP for three years, that is, until December 31, 2013.  The Company’s stockholders ratified that extension during the 2011 Annual Meeting of Stockholders.  Subsequently, during its regular meeting on December 12, 2013, the Board of Directors resolved to extend the expiration date of the ESPP for a further five years, that is, until December 31, 2018; this resolution was ratified by stockholders at the 2014 Annual Meeting of Stockholders.  In light of the imminent expiration of the Plan, both the Board and Management seek stockholder approval to extend the term of the ESPP for a period of ten (10) years, that is, through December 31, 2028.

The Company believes that the ESPP is a valuable benefit for its employees and encourages wide participation in the plan. In fact, for the past several years, approximately one-third or more of the Company’s full-time employees have participated in the ESPP. The ESPP gives employees an incentive to purchase common stock (through the discounted price), makes that acquisition convenient and manageable (through modest payroll deductions), and tends to align employees’ interests with those of our stockholders.

REQUIRED VOTE AND RECOMMENDATION

For passage, this Proposal 4 requires the affirmative vote of the holders of a majority of shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that action of the Board to extend the term of the American Vanguard Employee Stock Purchase Plan for a period of ten (10) years (that is, from December 31, 2018 to December 31, 2028) be, and hereby is, ratified and approved.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2019 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

If the stockholder intends to present a proposal at the 2019 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2018 and no later than January 15, 2019, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Securities Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee (the “N&CG Committee”) of the Board will consider nominees to the Board recommended by stockholders for the 2019 Annual Meeting of Stockholders, provided that the stockholders comply with the following procedures:

•

Notice of the nomination must be given in writing to the Chair of the committee (specifically to American Vanguard Corporation, Attn: Chairperson of the N&CG Committee, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660) not less than ninety (90) days prior to any meeting of stockholders called for the election of directors. We have historically held our annual meeting of stockholders during the first half of June.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The N&CG Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the N&CG Committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded Company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K (excluding exhibits), filed with the SEC with respect to the year ended December 31, 2017. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2017 is available with this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel & Secretary

Dated: April 23, 2018

EXHIBIT A

AMERICAN VANGUARD CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Amended on December 12, 2013)

The purpose of the American Vanguard Corporation Employee Stock Purchase Plan (the “Plan”) is to provide an opportunity for employees of American Vanguard Corporation (the “Company”) and its Participating Subsidiaries (as defined herein) to purchase shares of common stock, par value $.10 per share, of the Company (“Common Stock”) at a discount through voluntary automatic payroll deductions.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

1.Shares Subject to Plan.  An aggregate of 726,1761 shares of Common Stock (the “Shares”) may be sold pursuant to the Plan.  Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased by the Company in the open market.  If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

2.Administration.  The Board of Directors of the Company (“Board”) shall appoint a committee consisting of at least two of its members, that will have the authority and responsibility for the day-to-day administration of the Plan (the “Committee”).  Each member of the Committee shall be a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor to such Rule) as now or hereafter amended.  For as long as it continues to meet this requirement, the Compensation Committee of the Board of Directors of the Company shall serve as the Committee.  The Committee shall have the authority to make rules and regulations governing the administration of the Plan, and any interpretation or decision made by the Committee regarding the administration of the Plan shall be final and conclusive.  The Committee may determine prior to each Enrollment Period (as defined in paragraph 7) to limit the number of Shares which may be offered with respect to that Enrollment Period and the manner of allocating the Shares among eligible employees.  The Committee may delegate its responsibilities for administering the Plan to any one or more persons as the Committee deems necessary or appropriate; provided, however, that the Committee may not delegate its responsibilities under this Plan to the extent such delegation would cause the Plan to fail to satisfy the administration requirements as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor to such Rule).  No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Shares offered hereunder.

3.Eligibility.

(a)  All full-time employees of the Company and of any Participating Subsidiary of the Company which has been specifically designated by the Board as participating in the Plan, shall be eligible to participate in the Plan.  For purposes of the Plan, a “Participating Subsidiary” means any present or future parent or subsidiary corporation of the Company (within the meaning of Section 424(e) or (f) of the Code) that is specifically designated by the Board as a participant in the Plan by written instrument delivered to the designated Participating Subsidiary. Such written instrument shall specify the effective date of such designation and shall become, as to such Participating Subsidiary and persons in its employment, a part of the Plan.  The terms of the Plan may be modified as applied to any Participating Subsidiary only to the extent permitted under Section 423 of the Code.  Transfers of employment among the Company and any Participating Subsidiary shall not be considered a termination of employment hereunder.  Any Participating Subsidiary may, by appropriate action of its Board of Directors, terminate its participation in the Plan.  The Board may, in its discretion, terminate a Participating Subsidiary’s participation in the Plan at any time.

[1]	As of December 31, 2017 this number of shares remained subject to award under the Plan.

(b)  Notwithstanding paragraph 3(a), the following employees shall not be eligible to participate in the Plan:  (1) employees who have been employed by the Company or a Participating Subsidiary for less than six (6) months prior to an Enrollment Date, (2) employees whose customary employment by the Company or a Participating Subsidiary is 20 hours or less per week, (3) employees whose customary employment by the Company or a Participating Subsidiary is for not more than five months in any calendar year, and (4) employees who, as of the first day of an Enrollment Period, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary (within the meaning of Code Section 424(e) or (f).

4.Participation.

(a) An eligible employee may elect to participate in the Plan as of any Enrollment Date.  “Enrollment Dates” shall occur on the first day of an Enrollment Period (as defined in paragraph 7(a)).  Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the designated Plan representative prior to such Enrollment Date, authorizing payroll deductions in an amount (to be specified as a whole percentage) not greater than 10% and not less than 1% of the employee’s Compensation (as defined below) for the payroll period to which the deduction applies.  A participating employee may discontinue his or her participation in the Plan as provided in paragraph 6 hereof.  Subject to the limitations in this paragraph 4(a), a participant may increase or decrease the rate of his or her payroll deductions during the Enrollment Period by completing and filing with the Company a revised payroll deduction form authorizing a change in payroll deduction rate.  The Committee may, in its discretion, limit the number of participation rate changes during any Enrollment Period.  A change in the rate of participation during an Enrollment Period shall be effective with the second full payroll period following the Company’s receipt of the revised payroll deduction form unless the Company elects to process a given change in participation more quickly.  All contributions to the Plan will be through payroll deductions as specified above, and no direct contributions to the Plan will be permitted.

(b)  For purposes of this Plan, the term “Compensation” means the participating employee’s base salary paid by the Company (or an eligible subsidiary) that the participating employee would receive at each regular pay period date during an Enrollment Period (but shall not include any incentive compensation, bonus or similar payments not made or payable on a regular basis at each regular pay period date), in each case determined before any deductions for salary deferrals under any applicable Code Section 401(k) plan in which the employee is a participant, and before any deduction for required federal or state withholding taxes and any other amounts which may be withheld pursuant to the Company’s medical or health plans, retirement plans or otherwise.  Any amounts payable to a participating employee during an Enrollment Period not described in the preceding sentence shall not be treated as Compensation for purposes of this Plan.

(c)  Subject to the limitations set forth in paragraph 7, a participant (i) who has elected to participate in the Plan pursuant to paragraph 4(a) as of an Enrollment Date and (ii) who takes no action to change or revoke such election as of the next following Enrollment Date and/or as of any subsequent Enrollment Date shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Enrollment Date(s) as was in effect immediately prior to any such Enrollment Date.

(d)  If participation in this Plan is extended to the employees of Participating Subsidiaries that are not located in the United States then, unless otherwise specified by the Committee, payroll deductions made with respect to any such employees in currencies other than the United States dollar shall be accumulated in the currency in which such payroll is otherwise made and shall be converted to United States dollars as of the applicable Share Purchase Date (as defined in paragraph 7 below).

5.Payroll Deduction Accounts.  The Company shall establish a “Payroll Deduction Account” for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 4 to his or her Payroll Deduction Account.  No interest shall be credited to any Payroll Deduction Account.

6.Withdrawals.  A participating employee may withdraw from the Plan at any time by completing and forwarding a written notice of withdrawal to the designated Plan representative, in accordance with the procedures established by the Committee.  Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the second following payroll period, and such employee may not again be eligible to participate in the Plan until the second succeeding Enrollment Period following the date of such employee’s notice of withdrawal.  Amounts credited to the Payroll Deduction Account of any employee who withdraws shall be paid to him or her in cash, without interest thereon, as soon as practicable after receipt of the notice of withdrawal.

7.Enrollment Periods.

(a)  Enrollment in the Plan shall be implemented by consecutive six-month “Enrollment Periods” with a new Enrollment Period commencing on the first trading day on or after the first day of each January and July during the term of the Plan, or on such other date as the Committee shall determine, and continuing thereafter to the end of such period, subject to termination in accordance with paragraph 17 hereof.  The first Enrollment Period hereunder shall commence on July 1, 2001.  The Committee shall have the power to change the duration of Enrollment Periods (including the commencement dates thereof) with respect to future offerings.  Payroll deductions made on behalf of each participating employee during an Enrollment Period shall, except as otherwise provided in paragraphs 6 or 12 hereof, be used to purchase Shares under the Plan on the applicable Share Purchase Date following the end of the Enrollment Period, as provided in paragraph 7(b).

(b)  The fifth business day following the end of each Enrollment Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase dates (the “Share Purchase Dates”) on which each participating employee for whom a Payroll Deduction Account has been maintained shall purchase that number of Shares determined in accordance with paragraph 8(a).

8.Purchase of Shares.

(a)  Subject to the limitations set forth in paragraph 7, each employee participating in an offering shall have the right to purchase as many whole and fractional Shares as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the last day of the Enrollment Period immediately preceding the applicable Share Purchase Date (the “Cutoff Date”).  On each Share Purchase Date, the amount credited to each participating employee’s Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many whole and fractional Shares as may be purchased with such amount at the Purchase Price determined under paragraph 8(b).

(b)  The “Purchase Price” for Shares purchased under the Plan shall be equal to 85% of the “fair market value” of the Company’s Common Stock on the first day of the Enrollment Period or on the last day of the Enrollment Period, whichever amount is lower.  For all purposes under the Plan, the “fair market value” of a share of the Company’s Common Stock on a particular date shall be equal to the average of the highest and lowest reported sales prices on the American Stock Exchange on that date (or, if no Shares have been traded on that date, on the next preceding regular business date on which Shares are so traded).

(c)  Notwithstanding the foregoing, the Company shall not permit the exercise of any right or option to purchase Shares which would permit an employee’s rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue during any calendar year at a rate in excess of $25,000 of the fair market value (as defined in paragraph 8(b) hereof) of such shares, determined at the time such rights are granted for each calendar year in which the right is outstanding at any time.  For purposes of this paragraph 8(c), the provisions of Code Section 424(d) shall apply in determining the stock ownership of an employee.  Payroll deductions that are limited by this paragraph 8(c) shall re-commence at the rate provided in such participant’s payroll deduction authorization at the beginning of the first Enrollment Period that is scheduled to end in the following calendar year, unless the participant changes the amount of his payroll deduction authorization pursuant to paragraph 4, withdraws from the Plan as provided in paragraph 6 or is terminated from participating in the Plan as provided in paragraph 12.

(d)  Any amounts remaining in an employee’s Payroll Deduction Account in excess of the amount that may properly be applied to the purchase of Shares shall remain in such account to purchase Shares as of the next following Share Purchase Date, unless the Plan is subsequently terminated or the employee otherwise ceases to participate in the Plan, in which event such excess shall be refunded to the employee as soon as practicable, without interest thereon.

9.Brokerage Accounts or Plan Share Accounts.  By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee.  Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee (a “custodian”) which is not a brokerage firm.  Shares purchased by an employee pursuant to the Plan shall be held in the employee’s brokerage or Plan share account (“Plan Share Account”) in his or her name.

10.Rights as Stockholder.  A participating employee shall have no rights as a stockholder with respect to Shares under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date, and upon such payment the employee shall have all rights (voting and otherwise) with respect to such Shares.  With respect to any Shares held in an employee’s Plan Share Account, the Company or the custodian, as the case may be, shall, in accordance with procedures adopted by the Company or the custodian, facilitate the employee’s voting rights attributable thereto.  All dividends attributable to any Shares held in an employee’s Plan Share Account shall, in accordance with separate procedures to be adopted by the Company or the custodian and subject to any rights of withdrawal specified above, be held and will be used for the purchase of Shares on any Share Purchase Date at the applicable Purchase Price hereunder.

11.Certificates; Transfer Restrictions; Notice of Disposition.

(a)  Certificates for Shares purchased under the Plan will not be issued automatically.  However, certificates for whole and fractional Shares purchased under the Plan shall be issued as soon as practicable following an employee’s written request.  The Company may impose a reasonable charge for the issuance of such certificates. Such certificates will only be issued in the employee’s name and not in any street name or in any other fashion.  The Committee may cause Shares issued under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the transfer restrictions set forth in paragraph 11(b) and to assure compliance with applicable laws.

(b)  Shares purchased under the Plan may be sold at any time at the discretion of the employee purchasing such shares.  However, except as hereinafter provided, in the event that any Shares purchased by a participating employee in connection with any Enrollment Period under the Plan are sold, assigned, exchanged, or otherwise transferred, encumbered or disposed of by the employee less than six (6) months following the applicable Share Purchase Date with respect to such Shares (or such other period as the Committee may from time to time specify with respect to a particular Enrollment Period) (an “early disposition”), such employee shall immediately cease to be eligible to participate in the Plan, and may not again be eligible to participate in the Plan until the second succeeding Enrollment Period following the date of such early disposition.  Amounts previously credited to the Payroll Deduction Account of any employee who becomes an ineligible participant under this paragraph 11(b) shall be paid to him or her, without interest thereon, as soon as practicable after receipt by the Company of notice of such early disposition.  Notwithstanding the above, a transfer, exchange or conversion of Shares pursuant to a merger, consolidation or other plan of reorganization of the Company will not result in an early disposition, but the stock, securities or other property (other than cash) received upon any such transfer, exchange or conversion shall also become subject to the same transfer restrictions applicable to the original Shares, and shall be held in the employee’s brokerage account or Plan Share Account, pursuant to the provisions hereof.

(c)  Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased pursuant to this Plan if such disposition occurs less than two (2) years from the first day of the Enrollment Period with respect to which such shares were purchased (the “Notice Period”).  The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares.  The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

12.Termination of Employment.

(a)  Payroll deductions on behalf of a participating employee shall be discontinued, and the employee shall be considered to have immediately withdrawn from the Plan, upon the first to occur of (i) a termination of a participating employee’s employment with the Company or a Participating Subsidiary for any reason whatsoever (including but not limited to a transfer to a non-Participating Subsidiary), (ii) the employee otherwise ceasing to be eligible to participate in the Plan within the meaning of paragraph 3 hereof, or (iii) the occurrence of any circumstances described in paragraph 12(c) below.  Upon any withdrawal from the Plan pursuant to this paragraph 12, any amounts then credited to the employee’s Payroll Deduction Account shall be paid to the employee, without interest thereon, as soon as practicable following such withdrawal and shall not be used to purchase Shares.

(b)  If a participating employee’s participation in the Plan is terminated under paragraph 12(a), any Shares purchased under the Plan that are held by the Company, or by custodian or other authorized brokerage firm under paragraph 9 hereof, shall, within a reasonable period following such termination of participation, be issued to such employee subject to the procedures and limitations set forth in paragraph 11(a).

(c)  For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.Rights Not Transferable.  Rights granted under this Plan are not transferable by a participating employee, and are exercisable during an employee’s lifetime only by the employee.

14.Employment Rights.  Neither participation in the Plan, nor the exercise of any right or option granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or of any parent or subsidiary.

15.Application of Funds.  All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.  No interest shall be paid or credited to any participant.

16.Securities Laws.  Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.  The Company shall not be obligated to issue any Shares under the Plan at any time when the offer, issuance or sale of Shares covered by any right hereunder has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Shares may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares.  Further, all Shares acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time.  The terms and conditions of rights to purchase shares granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall comply with any applicable provisions of Rule 16b-3.  As to such persons, this Plan shall be deemed to contain, and such rights shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

17.Amendments and Termination.  The Board of Directors may amend the Plan at any time, provided that no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.  The Board may suspend the Plan or discontinue the Plan at any time for any reason.  Upon any such suspension or termination of the Plan, all payroll deductions shall cease and all amounts then credited to participating employees’ Payroll Deduction Accounts shall be refunded, without interest thereon.

18.Applicable Laws.  The Company’s obligation to offer, issue, sell or deliver Shares under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Shares, as well as all federal, state, local and foreign laws.  Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan to the contrary, the Company shall not be obligated to offer, issue, sell or deliver Shares under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Company from taking any such action with respect to such employee.

19.Expenses.  Except to the extent provided in paragraph 11, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its qualified subsidiaries.

20.Committee Rules for Local Jurisdictions.

(a) The Committee may adopt rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures if participation in this Plan is extended to employees of qualified subsidiaries located outside of the United States.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, payroll tax withholding procedures and handling of stock certificates which vary with local law requirements.

(b) If participation in this Plan is extended to employees of qualified subsidiaries located outside of the United States, the Committee may also adopt sub-plans applicable to particular subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423.  The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of any such sub-plan, the provisions of this Plan shall govern the operation of any such sub-plan.

21.No Enlargement of Employee Rights.  Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the employ of the Company or of any subsidiary or to interfere with the right of the Company or subsidiary, subject to any written employment contract to the contrary, to discharge any employee at any time.

22.Equal Rights and Privileges.  All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Code Section 423 or any successor provision of the Code and the related regulations.  Any provision of this Plan which is inconsistent with Code Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Code Section 423.  This paragraph 22 shall take precedence over all other provisions in this Plan.

23.Governing Law.  This Plan shall be governed by and construed in accordance with California law, except for its conflicts of laws principles to the extent they might lead to the application of the laws of another jurisdiction.

24.Term of the Plan.  The Plan shall be effective upon the date of its approval by the stockholders of the Company.  Except with respect to rights then outstanding, if not sooner terminated under the provisions of paragraph 17, the Plan shall terminate upon, and no further payroll deductions shall be made and no further rights to purchase shares shall be granted after, December 31, 2018.

American Vanguard Corporation

AMERICAN VANGUARD CORPORATION
ATTN: LUCY COONEY
4695 MACARTHUR COURT, SUITE 1200
NEWPORT BEACH, CA 92660

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice of meeting in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVD2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45114-P04420 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN VANGUARD CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	FOR	AGAINST	ABSTAIN
1a. Scott D. Baskin	☐	☐	☐
1b. Lawrence S. Clark	☐	☐	☐
1c. Debra F. Edwards	☐	☐	☐
1d. Morton D. Erlich	☐	☐	☐
1e. Alfred F. Ingulli	☐	☐	☐
1f. John L. Killmer	☐	☐	☐
1g. Eric G. Wintemute	☐	☐	☐
1h. M. Esmail Zirakparvar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐
3. Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.	☐	☐	☐
4. Resolved, that the term of the American Vanguard Employee Stock Purchase Plan is extended for a period of ten years (that is, from December 31, 2018 to December 31, 2028).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  E27838-P91145  AMERICAN VANGUARD CORPORATION 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Use the Company Number and Account Number shown on your proxy. The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of the Common Stock of American Vanguard Corporation held of record by the undersigned at the close of business on April 11, 2017. The Annual Meeting will be a completely virtual meeting of Stockholders, to be held at 11:00 a.m. PDT on Tuesday, June 6, 2017, or at any adjournment thereof.  Continued and to be signed on reverse side  V.1.2